Exhibit 99.1

SAGALIAM ACQUISITION CORP. CONFIRMS FUNDING AND EXTENSION OF DEADLINE TO COMPLETE BUSINESS COMBINATION

New York, NY February 24, 2023 – Sagaliam Acquisition Corp. (NASDAQ: “SAGAU”, “SAGA”, “SAGAR”) (“we”, “us”, “our”, or the “Company”) announced today that it was exercising its option to extend the time available to consummate its business combination to March 23, 2023 and on February 23, 2023, our sponsor, Sagaliam Sponsor LLC, has deposited an aggregate of $57,380.22 into Company’s trust account for its public stockholders. This deposit enables the Company to extend the date by which the Company has to complete its business combination from February 23, 2023 to March 23, 2023 (the “Extension”). The Extension is the third of ten one-month extensions permitted under the Company’s governing documents.

About Sagaliam Acquisition Corp.

We are a blank check company incorporated under the laws of the State of Delaware on March 31, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. On November 16, 2022, we entered into a Business Combination Agreement (the “BCA”) with Allenby Montefiore Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus, AEC Merger Sub Corp., a Delaware corporation, Supraeon Investments Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus and GLD Partners, LP, a Delaware limited partnership. Completion of the business combination is subject to, among other matters, the satisfaction of the conditions precedent negotiated in the BCA and the approval of the transaction by our stockholders.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACT INFORMATION

Sagaliam Acquisition Corp.,

Barry Kostiner, Chief Executive Officer

1800 Avenue of the Stars, Suite 1475

Los Angeles, CA 90067

Tel: (213) 616-0011

bkostiner@fintecham.com

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